Exhibit 10.7

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

PHOSPHATE CHARTER-PARTY

(AFRICANPHOS 1950)

(Layout 1987)	Pascagoula, June 24, 1999

Owners T.Klaveness Shipping AS, Oslo	2. Charterers Mississippi Phosphates Corporation
3. Vessel’s name Per Clause 6	4. GRT (Clause 1)	5. NRT (Clause 1)
	6. DWAT (Clause 1)	7. Flag (Clause 1)
8. Present situation	9. Laydays Per Clause 7.	10. Cancelling date Per Clause 7.
11. Port of loading 1 SP/1 SB Casablanca or Jorf Lasfar, port at Charterers’ option, to be declared latest 72 hours prior e.t.a.	12. Loading rate As per Clause 14.	13. Loading costs [***].
14. Demurrage rate (load.) USD [***] non reversible.
15. Port of discharge 1 SP/1 SB Pascagoula, where vessel’s draft on arrival not to exceed thirty-eight feet (38’) brackish water.	16. Discharge rate As per Clause 26.
17. Demurrage rate (disch.) (Clause 24) July 1, 2000 – June 30, 2005/USD [***]
18. Cargo (minimu/maximum quantity, exact quantity in Master’s option) Per Clause 3 + Clause 5
19. Freight/payment/payee Per Clause 4
20. Brokerage [***] percent ([***]%) to as Klaveness Chartering [***] percent ([***]%) to Murphy Maritime, Inc. [***] percent ([***]%) to Trademar Inc.
21. Advance notices to Shippers “PHOSPHATE CASABLANCA” see Clause 8.	22. Sailing telegram and ETA notice (disch.) As per Clause 8.
23. Agents As per Clause 46.

THE OWNERS	THE CHARTERERS

/s/ Illegible	/s/ C.E. McCraw
W. Klaveness Shipping AS	C. E. McCraw
Vice President of Operations

CLAUSES

1. Subject of Contract

It is agreed between the party mentioned in box 1 as Owners/disponent Owners of the motor vessels described in Clause 6 and the party mentioned as Charterers in box 2 that the said vessels, being tight, staunch and strong and in every way fitted for the voyage shall proceed to the port stated in box 11 and there load a cargo of phosphate rock in bulk, not exceeding what she can reasonable stow and carry over and above her tackle, apparel, provisions, bunkers and equipment as stated in Clause 5. The vessel so loaded shall proceed with all possible despatch to the port indicated in box 15, and there deliver her cargo (see also cl.20).

2. Duration

Five years duration, commencement July 1, 2000 until June 30, 2005.

3. Cargo

Owners will provide vessels to carry Charterers cargo requirements between the loading and discharge ports referred to in Clause 1, minimum 1,000,000 metric tons/maximum 1,600,000 metric tons of phosphate rock per year.

4. Ocean freight

Basis per metric ton, on Bill of Lading quantity, F.I.O.S.T., 100 % payable within five (5) business days after signing and releasing original Bills of Lading marked “Freight payable as per Charter Party”. Freight deemed earned as cargo loaded on board, discountless and non-returnable, ship and/or cargo lost or not lost.

Rates: First year USD [***] with USD [***] incremental increase per contract year (first contract year ends June 30, 2001).

5. Liftings

Liftings to be fairly evenly spread, in quantities of 52,000 - 54,000 metric tons, 10 percent more or less at Owners’ option.

6. Vessel description

T. Klaveness Shipping AS owned, controlled, time or voyage chartered vessels, single deck bulk carriers, panamax type, not over 20 years old, no obstructions in holds, suitable for grab discharge.

7. Nomination Clause

Charterers to give Owners minimum fifteen (15) days notice of lifting requirement with seven (7) days spread of laydays/canceling, Owners to nominate performing vessel or similar substitute within ten (10) days after receiving notice. Nomination to include Charterers questionnaire as per annex 6. Owners’ right to substitute nominated vessel with a vessel of similar size and position up to five (5) days prior to eta. Charterers to provide Owners with monthly projections of estimated lifting requirements for next sixty (60) days.

It is understood that time is of the essence and that failure by Owners to meet the laydays required by Charterers may lead to stoppages at Charterers production plant at Pascagoula, and, subject to Clause 49, Owners will be responsible for any loss incurred as a direct consequence of an unavoidable stoppage at the plant caused solely by Owners failure to meet the laydays. In such event, Charterers will provide Owners with sufficient and reasonable documentation detailing said losses. The parties, however, are to coordinate the actual scheduling closely and should circumstances warrant, may enter into special agreements regarding early/late arrival.

8. Notices

A.	Before leaving last discharging port and at the latest three days before arrival at loading port, the Master shall telegraph to agents/shippers at loadport stated in box 21/Clause 10, stating vessel’s probable date of arrival there, failing which Shippers are to be allowed 24 hours extra for loading. It is in the interest of Owners and Shippers (acting as vessel’s agent) that the Master and/or agents should radio to Shippers approximately 24 hours before arrival of vessel at loading port, confirming the date and approximate time at which she will arrive, stating if she needs bunkers and, if possible, the quantity required and name of the suppliers. It is compulsory that such notice, together with all information regarding eventual remittance of funds or transfers, or openings of bank credits, must specify the vessel’s name, otherwise Shippers must decline all responsibility in case of incomplete information.

B.	Owners will notify Murphy Maritime, telex 174520 LGM and the Charterers’ agents Pascagoula, and T. Klaveness Shipping AS, telex 19025 TKS on sailing loadport, giving time/date sailed, quantity lifted, eta Pascagoula and estimated brackish water arrival draft. Thereafter, Murphy Maritime, agents Pascagoula and T. Klaveness Shipping AS shall be given updated eta 10/7/5/3/2/1 days prior arrival, with any change in vessel’s arrival draft.

C.	If berth congested on vessel’s arrival loading, vessel to tender at nearest point allowed by port authorities. Otherwise, time to commence as per Charter Party, whether in berth or not, whether in port or not, whether in free pratique or not, whether customs cleared or not. If, however, vessel fails to clear customs or free pratique for any reason related to vessel/Owners failure to meet conditions in accordance with customs of the port(s), then laytime not to commence until such time as Owners remedy same and thence tender to become effective and time to count as per Charter Party.

D.	If berth is congested on vessel’s arrival at discharge port, vessel to tender at nearest point allowed by port authorities. Cable notice to be considered written notice.

9. Completion Clause

The vessel shall not load any goods other than those stipulated by the present Charter Party.

10. Agency at loading port

The vessel shall be consigned for her phosphate rock cargo and customs business to the Shippers stated in box 21.

Casablanca	Jorf Lasfar
Office Cherifien des Phosphates	Office Cherifien des Phosphates
Service des Embarquements	Port De Jorf Lasfar
BoitePostalell9	B.P. 118
Tel. address: PHOSPHATE CASABLANCA	Tel. Address: MARPHORE
Telex nr. 25987	Telex nr. 78963/78964
Phone: (212) 3-345230/345313

11. Expenses at loading port

Vessel to pay all customary dues and port expenses, all tolls (“peage”) dues at the rates ruling on the day of signing Bills of Lading, as well as other charges customarily paid by the vessel. Owners shall pay in cash all their disbursements including amounts due by them under Clauses 19. If the total port expenses, excluding Owners’ own matters and despatch deposit, exceed USD [***], any excess is for Charterers account.

12. Loading turn

The vessel will be loaded in turn not exceeding 24 hours, Sundays and legal or local Holidays included, counting from 7 am or 1 pm after the vessel is in free pratique and Master having given written notice to Shippers of readiness to load between usual office hours 7-12 AM / 2-6 PM. If berth is occupied, vessel is allowed to give notice by cable which to be considered written notice. See Clause 8 C.

13. Cost of loading

The cargo to be loaded and spout trimmed into the vessel’s holds by Shippers/Charterers, [***] to Owners. Levelling or any other special trimming required by the Master, to be at Owners’ risk and expense.

14. Daily rate of loading

The rate for loading to be 10,000 metric tons per weather working day of 24 consecutive hours, Saturdays after 1 pm, Sundays, local and legal Holidays excepted. The vessel will be loaded in the customary manner alongside the wharf reserved to Shippers at the berth indicated by them and according to their orders. They shall have the right to load by all the hatches of the holds which are to receive cargo without interruption by nights as well as by day.

15. Time counting at loading port

Laytime to commence on expiry of turn according to Clause 12 or, if there is not turn, at 1 pm if the vessel complies with the prescribed conditions before noon, and at 7 am on the following day if she complies with said conditions after noon, the Master or his representative having advised the Shippers in wilting (See Clause 8 C) that he is ready to load and that the vessel, being in free pratique, has occupied the berth indicated by the Shippers. Legal and local holidays, each being considered a day of 24 hours, and the time between 1 pm on Saturdays and 7 am on Mondays shall not count as laytime, but if the loading proceeds during these periods or before laytime commences, only half such time employed shall be deducted from the time saved for the calculation of despatch-money. If necessary, vessel’s holds shall be cleaned at vessel’s expense before loading commences. Owners to shift/warp vessel under the loading spout as requested by Shippers at Owners’ risk. All time occupied in shifting berths at Shippers’ request shall count as laytime. Time allowed will be calculated based on the Bill of Lading weight expressed in metric tons. Days to be weather-working days of 24 consecutive hours, portions pro rata Force Majeure excepted. The Master is to facilitate the rapid loading of his vessel by all means on board. Vessels shall leave the loading berth as soon as loading is completed. If Master is required to do so failing which Owners are to indemnify Shippers for time so lost at the demurrage rate stipulated in box 14. Any delays which may be attributed to the vessel or her crew or special trimming not to count as laytime or time on demurrage. Laytime non reversible.

16. Strike and force majeure at loading port

Should loading be rendered impossible in consequence of a strike or lockout or any cause of Force Majeure beyond the Shippers’ control, latter to give written notice to Owners (eventually by telegram) latest on receipt of the telegraphic notice stipulated in Clause 8 A. If vessel has already telegraphed this preliminary notice, Shippers shall notify her of the case of Force Majeure as soon as this is known to them. Any time before vessel’s arrival at loading port or before loading commences, Owners may notify shipper of their intention to cancel the present lifting. This canceling is to become effective if within 48 running hours, following the receipt of this notification Shippers have not declared that they maintain the lifting. In case the lifting should be maintained, the time shall count as stipulated by this Charter Party notwithstanding the invocation of the case of Force Majeure. At any time during the interruption of the loading owing to Force Majeure, Shippers to have the option of canceling the lifting by giving 48 running hours notice to the Master or Owners. If the vessel has started loading, the Master to have the option of sailing with the quantity loaded 48 running hours after the interruption of the loading through Force Majeure, unless, before expiration of this delay, Shippers maintain the lifting, the time counting notwithstanding the case of Force Majeure invoked. Should the vessel sail with a part cargo, she is to have the option to complete for her own benefit, according the terms of Clause 9. Freight to be settled on quantity delivered according to Clause 4 and Owners and Charterers to share the loss incurred by Owners, if any. It is understood that if Force Majeure is implemented, this is restricted to the nominated voyage.

17. Laydays and canceling dates

Vessel is not to tender to load for the cargo prior to commencement of the respective laydays. Laydays not to commence before the date indicated in accordance with Clause 7, unless with Charterers consent, latter have the option of canceling the relevant voyage if the vessel has not arrived and is not ready to load before midnight on the date indicated in accordance with Clause 7.

18. Draft at loading port

Charterers guarantee that vessels can arrive, load and sail from the loading port/berth with a draft of:

At Casablanca: 38’ salt water

At Jorf Lasfer: 45’ salt water

Vessel might have to stop loading during low tide but will complete loading and sail on high tide with above mentioned drafts.

19. Demurrage and despatch money at loading port

Demurrage if any to be paid to Owners by Shippers at the rate indicated in box 14 per gross register ton per day (portions pro rata), but Charterers to remain ultimately responsible. For all laytime saved Owners to pay in cash to Shippers despatch money at half the demurrage rate per day (portions pro rata). It is understood that despatch money will only be calculated on time saved after expiration of the actual turn, if any (see Clause 15). Any delays which may be attributed to the vessel or her crew shall not count as laytime.

20. Putting in at port(s)

If after loading her phosphate rock in bulk cargo the vessel calls at one or more ports, the Master shall immediately inform Charterer by telegram stating the reason and the maximum duration of the call, even if this call is made for bunkering purposes.

21. Signing of loading documents

In case of dispute on the interpretation of the above clauses, Master to sign papers or official documents as presented to him by Shippers, in as many copies as required by them in respect of all or part of the cargo on board, endorsing his objections on such documents.

22. Agency and expenses at discharging port

Vessel to be addressed for customs business to the agents indicated in clause 46 on usual terms and to pay all customary dues and port charges. If any extraordinary increase in such dues and port charges, Charterers will review same with Owners to reach equitable sharing of same.

23. Particular average

All damage to vessel or cargo shall be immediately notified to the Charterers or their agents by the Master in writing; he shall also allow Charterers or their agents access to all papers or official documents which might enable them to protect their rights with their underwriters.

24. Discharging turn

At discharge port, the notice of readiness shall be given on all seven (7) day of the week, any time day or night, Sundays and holidays included.

25. Cost of discharge

Charterers stevedores to discharge the vessel free of expenses to vessel. If any cargo is loaded in the “deep tanks” or in places inaccessible to grabs, any extra discharging expenses resulting therefrom to be for Owners’ account. Vessel to be machine shovel clean. Sweeping, if required by Master, to be for Owners’ time and expense

26. Daily rate of discharging

Discharge at average 14,000 metric tons per weather-working day of 24 consecutive hours, Sundays, Holidays included.

For the purpose of calculating laytime, the cargo is to be discharged at the average rate indicated above per weather working day of 24 consecutive hours (portions pro rata).

The vessel to deliver her cargo alongside any wharf, quay or jetty, afloat or in any dock, or into lighters (if this method of discharging is usual), as ordered by Charterers or their agents on vessel’s arrival. Charterers to have the right of working by day and by night without interruption, by all hatches or holds containing cargo. Vessel is to be suitable for grab discharge.

27. Time counting at discharging port

Laytime to commence on the commencement of discharging not exceeding 24 hours after tendering notice of readiness. Time shifting from an anchorage to the discharge berth not to be included in the 24 hours period. Discharging time will be calculated on bill of lading weight, delays which may be attributed to the vessel or her crew, are not to count as laytime or time on demurrage. Owners to shift/warp/turn vessel, if necessary, at Owner’s risk, time and expense.

28. Strike and Force Majeure Clause at discharging port

Time shall not count during which discharging is hindered, delayed or stopped by reasons of strikes, lockouts, disturbances, requisitions, intervention of constituted authorities, quarantine, accidents, fire, floods, ice or other cases of Force Majeure. The same will apply to all delays caused by the vessel or her crew or by any other cause beyond the control of the Charterers.

29. Draft at discharging port

Charterers guarantee that vessels can at all times safely arrive, discharge and sail from the discharge port/berth with a draft of 38 feet brackish water.

30. Demurrage and despatch money at discharging port

Demurrage, if any, to be paid to Owners by Charterers at the rate indicated in box 17 per day ( portions pro rata). For all laytime saved Owners to pay in cash to Charterers despatch money at half demurrage rate per day (portions pro rata). It is understood that despatch money will only be calculated on time saved after expiration of the actual turn, if any (See Clause 27).

31. Lien on cargo

Owners or their agents have a lien on the cargo for the freight, deadfreight and/or demurrage.

32. Liability

Charterers’ liability for non-performance of any single voyage shall not exceed the amount of freight, deadfreight and demurrage.

33. General average

All claims for general average to be settled in New York according to the York/Antwerp Rules 1990 and its latest amendments.

34. Extra insurance

Any extra insurance premium on the cargo (and/or freight in the case of freight advances) borne by Charterers by reason of the age of the vessel exceeding 20 years, her nationality or class, shall be for Owners’ account and the amount thereof deducted from the freight, but said insurance premium not to exceed the New York market.

35. Governing law

This Charter shall be governed by and construed in accordance with the law of the State of New York and should any dispute arise out of this Charter, the matter in dispute shall be resolved by litigation in the Federal District Court for the Southern District of New York.

36. Brokerage

A brokerage on the gross amount of freight, eventual dead freight and demurrage is payable by the Owners, such commission being due ship lost or not lost, as per box 20.

37. Overtime

Overtime to be for account of party ordering same, if ordered by port authorities, same to be for Charterers account. Officers and crew overtime always for Owners account.

38. Shore labor

Shore winchmen, if any, to be for Charterers account.

39. Opening and closing of hatches

Before tendering Notice of Readiness at loading and discharging ports, (unless N.O.R. given by cable), vessel to have hatches open and ready to work, weather permitting. Master to close hatches when the weather is wet or threatening and in such cases, time not to count as laytime unless otherwise ordered by Charterers or its representatives, as well as after finishing loading and discharging each day, and also to open same prior to resumption of loading and discharging. These operations to be carried out by ship’s crew, free of expense to the Charterers, where local labor regulations permit.

40. Use of bulldozers

At discharging port, Charterers privilege to use bulldozers and/or front end loaders in holds for discharging, and vessels’ crew to assist in loading and discharging same free of expense to Charterers, provided local labor regulations permit.

41. Protective Clauses

This Charter is subject to the following clauses all of which are to be included in all Bills of Lading issued hereunder:

NEW BOTH TO BLAME COLLISION CLAUSE, as per annex 1

NEW JASON CLAUSE, as per annex 2

CLAUSES PARAMOUNT, as per annex 3

P AND I BUNKER CLAUSE, as per annex 4

WAR RISKS CLAUSES, as per annex 5.

42. Stevedore damage

Stevedore damage at loadport, if any, to be settled directly between Owners and stevedores. Charterers to assist Owners to reach settlement with stevedores.

Stevedore damage at dischargeport, if any, to be settled between Owners and Charterers.

43. Certificates

(1)	Owners warrant that throughout the currency of this Charter they will provide the vessel with the following certificates:

(a)	Certificates issued pursuant to the Civil Liability Convention 1969 (“C.L.C”).

(b)	Certificates issued pursuant to Section 311(p) of the U.S. Federal Water Pollution Control Act. as amended (Title 33 U.S. Code. Section 1351 (p)).

(2)	In the event that solely due to the requirements of U.S. Coast Guard Rules on Certificates of Financial Responsibility (COFR) in effect as per 28 December 1997 it becomes uneconomical for Owners to continue to perform their obligations under this Charter, then Owners may cancel the Charter upon three months’ written notice to Charterers, but no earlier than 28 December 1997. However, notice of cancellation shall not be given until Charterers are first given a reasonable opportunity to amend this Charter by absorbing a higher freight rate attributable to the COFR requirements.

(3)	Owners warrant vessel’s cargo gear and all other equipment shall comply with the regulations of the countries in which vessel will be employed, including ILA Convention #32, which statutory in the USA, under Public Law 85-742, Part 9 (Safety and Health Regulation for Longshoring) and Owners to insure that the vessel is at all times in possession of valid and up-to-date certificates of efficiency. Any delays resulting from failure to comply with the foregoing shall be for Owners’ account and any time lost thereby not to count as laytime or time on demurrage. All extra expenses incurred incidental to, and resulting from failure to comply with the foregoing shall be for Owners’ account. Charterers privilege to appoint independent surveyors to verify gear workability for the trade, at Charterers time and expense, if however, the gear fails inspection, expense to be for Owners’ tune and account.

(4)	From the date of coming into force of the International Safety Management (ISM) code in relation to the vessel and thereafter during the currency of this charterparty, the Owners shall procure that both the vessel and “the Company” (as defined by the ISM CODE) shall comply with the requirements of the ISM CODE. Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.

Except as otherwise provided in this charterparty, loss, damage, expense or delay caused by failure on the part of the Owners or “the Company” to comply with the ISM CODE shall be for Owners’ account.

44. Night work

Charterers to have the privilege of working nights, Sundays and Holidays included. Owners to supply, free of expense to Charterers, lights for night work as on board.

45. Bilges

Owners warrant that vessels’ bilges are free of all residue and shall remain in full working order during the currency of the voyage. Owners further warrant that vessels’ bilges shall be pumped regularly throughout the voyage and Master shall keep a sounding book as a record of such pumping, which shall be patent to the Charterers at their request.

46. Agents

Loadport agents:
Casablanca	Jorf Lasfar
Office Cherifien des Phosphates	Office Cherifien des Phosphates
Service des Embarquements	Port De Jorf Lasfar
Boite Postale 119	B.P. 118
Tel. address: PHOSPHATE CASABLANCA	Tel. Address: MARPHORE
Telex nr. 25987	Telex nr. 78963/78964
Phone: (212) 3-345230/345313

Pascagoula:
Fillette, Green Shipping Services (USA) Corp.
1311 Market Street, Pascagoula
P.O.Box 2028
Mississippi 39568-2028
Telephone: 228 762-4221
Telefax	: 228 762-2419
Mobile	: 228 218-1721
E-mail	: chris@fillettegreen.com

If Owners are dissatisfied with Agents’ performance, they will so notify Charterers giving specific details of complaints, which Charterers will attempt to resolve with Agents. If Agents repeatedly fail to meet Owners’ reasonable performance requirements, Charterers/Owners will discuss nomination of mutually acceptable new agents.

47. No disclosure

It is understood fixture to be kept private and confidential.

48. Banking instructions

Charterers to remit freight to Owners bank as follows:

Den norske Bank

P.O.Box 1171 Sentrum

0107 OSLO

Account no.:             [***]

Swift code:               DNBANOKK

USD corresponding bank:      UNIBANK, NEW YORK UNIBUS33

in favour of [***]

49. Cancellation Clause

It is mutually agreed and understood between the parties that this Charter is based upon the agreement dated August 15, 1991 as amended between the Charterers and office Cherifien des Phosphates (OCP).

Neither party to this Charter shall be liable for failure to perform hereunder (including, without limitation, Charterers failure to satisfy the requirements of clause 28 and box 15) due to acts of God, acts of war or public enemies or warlike operations, restraints of princes, rulers and governments, fire, riots or civil commotion’s, strikes or other labor disturbances, failure of supply (including, but not limited to failure of supply by OCP under the agreement referenced above), all dangers or accidents of the sea, or any other conditions or contingencies whatsoever beyond its control, directly affecting the performance of this Charter.

Owners shall exercise due diligence in nominating vessels which they reasonably expect can meet the laydays provided for above. Owners shall not be responsible under clause 7 for failing to meet the agreed laydays if the delays result from causes beyond Owners’ control, such as events which result in the nominated vessel going off-hire.

If, at any time during the term hereof, Charterers determine, in its sole discretion, that due to prevailing economic conditions, it is in its best interest to suspend production at Pascagoula, and deliveries of rock to such facility, then Charterers shall have the right to do so upon written notice to Owners. During any such suspension of production and deliveries of phosphate rock, the obligations of Charterers and Owners shall be rendered inoperative, other than the obligation of the Charterers to accept delivery of and pay freight on any lifting fixed prior to Owners’ receipt of written notice of suspension. If any suspension of production and deliveries of phosphate rock shall continue for a period longer that ninety (90) consecutive calendar days, then either party hereto shall have the right to terminate this Charter without liability or obligation to the other party.

In the event Charterers resumes production and importation of phosphate rock from OCP following a suspension of production, then the term of this Charter shall be extended by the period of time that production was suspended; provided that in no event shall the term of this Charter be extended beyond June 30, 2006

50. Bunker Clause

Should the mean price quoted in the latest issue of Platts bunkerwire prior to the Bill of Lading date of the shipment concerned exceed or fall below USD [***] of the benchmark price, the freight rate for such shipment shall be increased, respectively, decreased, by USD [***] per metric to for every USD [***] above, respectively, below, such USD [***] variation. The Benchmark price to be USD [***] per metric ton for [***] in New Orleans.

Annex 5

The Baltic and International Maritime Conference and the Chamber of Shipping of the United Kingdom War Risks Clauses for Voyage Charters 1950 (Code Name: “Voywar 1950”)

(1)	In these Clauses “war risks” shall include any blockade or any action which is announced as blockade by any government or by any belligerent or by any organized body, sabotage, piracy, and any actual or threatened war, hostilities, warlike operations, civil war, civil commotion, or revolution.

(2)	If at any time before the vessel commences loading, it appears that performance of the contract will subject the vessel or her Master and crew or her cargo to war risks at any stage of the adventure, the Owners shall be entitled by letter or telegram despatched to the Charterers, to cancel the voyage.

(3)	The Master shall not be required to load cargo or to continue loading or to proceed on or to sign Bill(s) of Lading for any adventure on which or any port at which it appears that the vessel, her Master and crew on her cargo will be subjected to war risks. In the event of the exercise by the Master of his right under this Clause after part or full cargo has been loaded, the Master shall be at liberty either to discharge such cargo at the loading port or to proceed therewith. In the latter case the vessel shall have liberty other cargo for Owner’s benefit and accordingly to proceed to and load or discharge such other cargo at any other port or ports whatsoever, backwards or forwards, although in a contrary direction to or out of or beyond the ordinary route. In the event of the Master electing to proceed with part cargo under this Clause freight shall in any case be payable on the quantity delivered.

(4)	If at the time the Master elects to proceed with part or full cargo under Clause 3, or after the vessel has left the loading port, or the last of the loading ports if more than one, it appears that further performance of the contract will subject the vessel, her Master and crew or her cargo, to war risks, the cargo shall be discharged, or if the discharge has been commenced shall be completed, at any safe port in vicinity of the port of discharge as may be ordered by the Charterers. If no such orders shall be received from the Charterers within 48 hours after the Owners have despatched a request by telegram to the Charterers for the nomination of a substitute discharging port, the Owners shall be at liberty to discharge the cargo at any safe port which they may, in their discretion, decide on and such discharge shall be deemed to be due fulfillment of the contract of affreightment. In the event of cargo being discharged at any such other port, the Owners shall be entitled to freight as if the discharge had been effected at the port or ports named in the Bill(s) of Lading, or to which the vessel may have been ordered pursuant thereto.

(5)	(a) The vessel shall have liberty to comply with any direction or recommendations as to loading, departure, arrival, routes, ports of call, stoppages, destination, zones, waters, discharges, delivery or in any other wise whatsoever (including any direction or recommendation not to go to the port of destination or to delay proceeding thereto or to proceed to some other port) given by any government or by any belligerent or by any organized body acting or purporting to act as or with the authority of any government or belligerent or of any such organized body or by any committee or person having under the terms of the war risks insurance on the vessel, the right to give any such directions or recommendations. If, by reason of or in compliance with any such direction or recommendation, anything is done or is not done, such shall not be deemed a deviation.

	(b)	If, by reason of or in compliance with any such directions or recommendations, the vessel does not proceed to the port or ports named in the Bill(s) of Lading or to which she may have been ordered pursuant thereto, the vessel may proceed to any port as directed or recommended or to any safe port which the Owners in their discretion may decide on and there discharge the cargo. Such discharge shall be deemed to be due fulfillment of the contract of affreightment and the Owners shall be entitled to freight as if discharge had been effected at the port or ports named in the Bill(s) of Lading or to which the vessel may have been ordered pursuant thereto.

(6)	All extra expenses (including [***]) involved in discharging cargo at the loading port or in reaching or discharging the cargo at any port as provided in Clause 4 and 5 (b) hereof shall be paid by the Charterers and/or cargo owners, and the Owners shall have a lien on the cargo for all moneys due under these Clauses.

Annex 6

Charterers questionaire:

1.	Name of the vessel	:
2.	Flag	:
3.	Port of Registry	:
4.	Year built	:
5.	Vessels class	:
6.	Dwat on summer marks	:
7.	Draft	:
8.	LOA/Beam	:
9.	GRT/NRT	:
10.	TPC or TPI	:
11.	Geared/Gearless	:
12.	P and I club	:
13.	Callsign/tlx/fax	:
14.	Holds and hatches	:
15.	Holds capacity in cuft	:
16.	Hatchsizes	:
17.	Type of hatchcovers	:
18.	Distance from bow to centre of hatch no 1		:
	Distance from centre no. 1 to centre no 2		:
	Distance from centre no. 2 to centre no 3		:
	Distance from centre no. 3 to centre no 4		:
	Distance from centre no. 4 to centre no 5		:
	Distance from centre no. 5 to centre no 6		:
	Distance from centre no. 6 to centre no 7		:
19.	Estimated cargo intake on 10,75 m saltwater		:
20.	Estimated cargo intake on 11,20 m saltwater		:
21.	Distance from tanktop to top of hatch coaming		:
22.	Distance from waterline to top of hatch covers at hold no 1, 4 and 7 in fully (heavy) ballasted condition.
23.	Cargo intake by holds with hold no 4 empty basis 38’ bwad Pascagoula :
24.	Expected sailing draft at load port basis cargointake in item 23.:
25.	Confirm that vessel can maintain 14,7 m airdraft at Pascagoula during entire discharge operation. :
26.	Vessels itinerary up to loadport and ETA: